Exhibit 10.23

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

PRODUCT MANUFACTURING & SUPPLY AGREEMENT

This Product Manufacturing & Supply Agreement (“Agreement”) is effective as of June 30, 2009 by and between:

sanofi-aventis Canada Inc., a corporation organized under the laws of Canada and having its principal place of business at 2150, boul. Saint-Elzéar Ouest, Laval, Québec, Canada, H7L 4A8, together with its Affiliates (hereinafter "sanofi-aventis"),

And

Cancer Prevention Pharmaceuticals, LLC, a limited liability company organized under the laws of Arizona and having its principal place of business 1780 West Sunset Road Tucson, AZ 85704 (hereinafter “CPP”).

(sanofi-aventis and CPP being collectively referred to as the “Parties”)

WHEREAS CPP is developing pharmaceutical products for the prevention of certain cancers including D,L-α-difluoromethylornithine and its isomers (“DFMO”);

AND WHEREAS the Parties wish to provide for the terms of a business relationship whereby sanofi-aventis provides optimization services for the tablet formulation containing 250 mg of DFMO, manufactures DFMO to support CPP’s clinical research program and thereafter manufactures and supplies commercial quantities of DFMO to CPP for commercialization in the Field;

NOW, THEREFORE, the Parties agree as follows:

ARTICLE 1	INTERPRETATION

1.1           Defined Terms. Capitalized terms used in this Agreement shall be defined as follows:

a)	“Adverse Event” means any adverse event associated with the use of any Product in humans, whether of not considered drug-related, including an adverse event occurring in the course of the use of a Product in professional practice, in studies, in investigations or in tests or an adverse event occurring form Product overdose (whether accidental or intentional), from Product abuse, or from Product withdrawal, as well as any toxicity, sensitivity, failure of expected pharmacological action, or laboratory abnormality that is, or is thought by the reporter to be serious or associated with relevant clinical signs or symptoms.

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b)	“Affiliate” of a Party to this Agreement means any entity that controls, is controlled by, or is under common control with such Party. For the purposes of this definition, an entity shall be deemed to control another entity if it owns or controls directly or indirectly a majority of the voting equity or assets of the other entity (or other comparable ownership interest for an entity other than a corporation).

c)	“API” means the active pharmaceutical ingredient(s) used by sanofi-aventis to manufacture Product.

d)	“Applicable Law” means any law, rule statute, regulation, guideline, order, judgement, decree, summons, treaty or other requirement having the force of law (collectively the "Law") relating or applicable to the relevant person, property, transaction, event or other matter.

e)	“Approved Indications” means any indications in any jurisdiction in the Field for which CPP has made a submission seeking Regulatory Approval for the Products.

f)	“Authorized Supplier” means a third party who has been approved by CPP to supply sanofi-aventis with Materials.

g)	“Batch” means a specific quantity of a Product comprising not less than the Minimum Batch Size, and that (a) is intended to have uniform character and quality provided in the Specifications, and (b) is produced according to a single manufacturing order during the same cycle of manufacture.

h)	“Business Day” means any day on which banks are generally open for business in both the Province of Quebec and the State of Arizona, excluding Saturdays and Sundays.

i)	“Current Good Manufacturing Practices” or “cGMP” means the standards set out in Part C, Division 2 of the Food and Drugs Regulations, as amended from time to time.

j)	“Clinical Demand Forecast” is defined in Section 6.1.

k)	“Clinical Product” means a dose of DFMO for clinical study purposes, manufactured in accordance with the Specifications.

l)	“Commercial Demand Forecast” is defined in Section 6.2.

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m)	“Commercial Product” means a 250mg tablet of DFMO manufactured in accordance with the Specifications.

n)	“CPP IP” is defined in Section 11.1.

o)	“Confidential Information” is defined in Schedule 12.1.

p)	“Contract Year” means a Gregorian calendar year, except that the first Contract Year shall commence on the Effective Date. All succeeding Contract Years during the term of this Agreement shall commence on January 1 of each year.

q)	“Demand Forecast” means the Clinical Demand Forecast and the Commercial Demand Forecast.

r)	“Disputed Product” is defined in Section 7.7.

s)	“DMF” means a Drug Master File relating to a Product.

t)	“Effective Date” means the date first written above.

u)	“Exclusivity Period” means the period commencing on the Effective Date and continuing until the earlier of i) the expiration of this Agreement; ii) the termination of this agreement; iii) the termination of the exclusivity rights granted herein.

v)	“Facility” means sanofi-aventis’ plant [*****].

w)	“Field” shall mean the treatment and/or prevention of cancer using DFMO.

x)	“Firm Orders” is defined in Section 6.2.

y)	“First Submission” means the date of acceptance for filing of the first NDA filed by CPP for a Product.

z)	“Improvements” shall mean any and all information, know-how, results, designs, inventions, developments, improvements, modifications, innovations, synthesis and other matters capable of being the subject of intellectual property rights, whether patentable or not, developed by sanofi-aventis or arising from the Product Optimization Services performed by sanofi-aventis.

aa)	“Initial Term” is defined in Section 10.1.

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bb)	“Intellectual Property” means all inventions, original expressions of ideas embodied in tangible form and the like, that are afforded intellectual property rights including copyrights, trademarks, trade secrets, patents, inventions, know-how and developments(including, all patents, patent applications, know-how, inventions, designs, concepts, improvements, technical information, manuals, instructions or specifications),

cc)	“IUP” is defined in Section 5.3.

dd)	“Materials” means API, excipients, packaging, labeling and other materials necessary to manufacture Product.

ee)	“Minimum Batch Size” means [*****] tablets or such quantity as the Parties may agree in writing.

ff)	“Minimum Clinical Commitment” means CPP’s obligation during the Clinical Period to purchase at least three (3) Batches of Clinical Product. To satisfy the Minimum Clinical Commitment, CPP must purchase the first Batch within six (6) months of the Effective Date, the second Batch within eighteen (18) months of the Effective Date and the third Batch within thirty (30) months of the Effective Date. Notwithstanding the foregoing, CPP’s Minimum Clinical Commitment shall be deemed satisfied in full upon CPP’s placement of an order for regulatory filing registration batches in the United States, regardless of the number of Batches of Clinical Product purchased by CPP prior to such order.

gg)	“Minimum Annual Commercial Commitment” is defined in Section 6.4.

hh)	“NDA” shall mean a New Drug Application as defined in the Federal Food, Drug and Cosmetic Act, U.S.C. Title 21, Chapter 9, as amended from time to time, and any equivalent application filed with Regulatory Authorities for first approval of a Product.

ii)	“Placebo Product” means a placebo tablet appearing substantially similar to the Clinical Product, manufactured in accordance with the Specifications.

jj)	“Price” is the transaction cost per Product, as set forth in Schedule 1.1.

kk)	“Producer Price Index” means the Producer Price Index for Pharmaceutical Preparations published by the U.S. Department of Labor, Bureau of Labor Statistics.

ll)	“Product Optimization Services” means the optimization services with respect to the tablet formulation of DFMO to be provided by sanofi-aventis, as more clearly defined in Schedule 2.6 .

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mm)	“Products” means the API, the Clinical Product, the Placebo Product and the Commercial Product.

nn)	“Purchase Order” is defined in Section 6.6.

oo)	“Recall” means the recall, withdrawal, destruction, or withholding from market of any Product in any jurisdiction in the Territory.

pp)	“Regulatory Authorities” means any governmental agency having jurisdiction over the authorization to market a Product in the Territory or any part thereof.

qq)	“Regulatory Approvals” is defined in Section 8.1.

rr)	“Rejected Product” is defined in Section7.9.

ss)	“sanofi-aventis IP” means all sanofi-aventis proprietary information, Intellectual Property, and developments owned, licensed or used by sanofi-aventis in performing Services, as set out in Schedule 11.1, and any Improvements to any of the foregoing that may occur during the Term.

tt)	“Serious Adverse Event” means untoward medical occurrence in connection with use of a Product resulting in any of the following: death, is life-threatening, requires inpatient hospitalization or prolongation of existing hospitalization; results in persistent or significant disability/incapacity, or is a congenital anomaly/birth defect.

uu)	“Services” means those services that are referred to in ARTICLE 2 and ARTICLE 3 .

vv)	“SKU” shall mean a stock keeping unit of the relevant Product.

ww)	“Specifications” means a detailed description of a Product, the Material used in a Product (including packaging material) and includes i) a statement of all properties and qualities of the Product, Materials that are relevant to the manufacture, packaging and use of the Product, including the identity, potency and purity of the Product; ii) a detailed description of the methods used for testing and examining the Product and Materials; and a statement of tolerances for the properties and qualities of the Product and Materials.

xx)	"Territory" is defined in Schedule 2.1.

yy)	“Unit Price” means the price charged by sanofi-aventis to CPP per SKU.

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1.2           Waivers. Any waiver by either of the Parties hereto of any rights arising from a breach of any covenants or conditions of this Agreement shall not be construed as a continuing waiver of other breaches of the same nature or other covenants or conditions of this Agreement.

1.3           No Agency, Etc. This Agreement is not intended to create, nor should it be construed as creating, an agency, joint venture, partnership or employer-employee relationship between sanofi-aventis and CPP. Both Parties shall act solely as an independent contractor and shall have no right to act for or to sign the name of the other Party in any way or to make quotations or to write letters under the name of the other Party or to represent that the other Party is in any way responsible for any acts or omission of the Party.

1.4           Force Majeure. Sanofi-aventis and CPP shall not be liable for loss, damage, detention or delay resulting from any cause whatsoever beyond its reasonable control or resulting from a force majeure (except the payment of money due pursuant to this Agreement), including, without limitation, fire, flood, strike, lockout, civil or military authority, insurrection, terrorist attack, war, embargo, container or transportation shortage or delay of suppliers due to such causes, and delivery dates shall be extended to the extent of any delays resulting from the foregoing or similar causes. In the event of a Product shortage, sanofi-aventis shall have the right to allocate its available Product among CPP and all other sanofi-aventis customers in such a reasonable manner as sanofi-aventis considers equitable.

1.5           Headings. The headings of the paragraphs and subparagraphs of this Agreement have been added for the convenience of the Parties and shall not be deemed a part hereof.

1.6           Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, sanofi-aventis and CPP agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each Party as close as possible to that under the provision rendered unenforceable. In the event that sanofi-aventis and CPP cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded, and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

1.7           Schedules. The following Schedules are incorporated by reference and for an integral part of this Agreement.

a)	Schedule 1.1 Products & Prices

b)	Schedule 1.1ww) Specifications

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c)	Schedule 2.1 Approved Indications and Territory

d)	Schedule 3.4 Manufacturing Related Services

e)	Schedule 2.5 QA Agreement

f)	Schedule 2.6 Other Related Services

g)	Schedule 6.1 Clinical Demand Forecast

h)	Schedule 6.2 Commercial Demand Forecast

i)	Schedule 11.1 sanofi-aventis IP & CPP IP

j)	Schedule 12.1 Confidentiality Agreement

ARTICLE 2	SANOFI-AVENTIS SERVICES

2.1           Exclusive Appointment. Subject to the terms and conditions of this Agreement, CPP appoints sanofi-aventis as its exclusive supplier of the Products and sanofi-aventis shall exclusively manufacture for CPP its total requirements for Products in the Field. For the avoidance of doubt, during the Exclusivity Period, sanofi-aventis shall not enter into any agreement to manufacture Products for any third party for use in the Field and except as otherwise specifically provided in this Agreement, CPP shall purchase Products for use in the Field solely from sanofi-aventis.

2.2           Sanofi-aventis Conditions of Exclusivity. In the event that sanofi-aventis is not able to meet the Demand Forecast within 90 days of the requested delivery date, then CPP shall have the right to enter into agreement with a third party to cover the difference between the Demand Forecast and the amount of Products sanofi-aventis is able to supply, but may only enter into such agreement during the time that sanofi-aventis is unable to meet the Demand Forecast. CPP shall make every effort to minimize the term and minimum quantity of substitute product to be purchased from the third party supplier and shall not enter into any agreement with either a term of over two years or granting an exclusive right to supply Product without sanofi-aventis’ consent. If CPP exercises its rights under this Section, then the period that sanofi-aventis is unable to meet the Demand Forecast shall be added to the end of the Term of the Agreement.

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2.3           Termination of Exclusivity.

a)	Failure to Satisfy Minimum Commitments. If CPP fails to satisfy any of the minimum commitments set forth in Section 6.3 for any reason other than the delay or failure to make such purchases due to the lack of stability of the Product following the performance of the Product Optimization Services by sanofi-aventis, then sanofi-aventis shall have the right to terminate the Exclusivity Period upon written notice to CPP. Upon such termination, all exclusivity obligations of sanofi-aventis under this Agreement shall terminate and be non-exclusive during the remainder of the Term.

b)	Abandonment. If CPP abandons commercialization of Products for an Approved Indication within the Field or in any country within the Territory, then sanofi-aventis’ exclusivity obligation shall terminate on an indication-by-indication basis and a country-by-country basis, as applicable, and sanofi-aventis shall no longer be obligated to exclusively manufacture Products for CPP for development and use in such Approved Indication or in such country, as applicable.

2.4           Recordkeeping. Sanofi-aventis shall maintain true and accurate books, records, test and laboratory data, reports and all other information relating to Services performed under this Agreement, including all information required to be maintained by the Specifications. Such information shall be maintained for a period of at least seven (7) years from the relevant finished Product expiration date or longer if required under Applicable Laws.

2.5           QA Services. Sanofi-aventis shall perform the qualification, validation, stability and other quality assurance services in accordance with ARTICLE 7 of this Agreement and a Quality Agreement that will be entered into by the Parties within sixty (60) days of the Effective Date, attached as Schedule 2.5 to and incorporated as a part of this Agreement. In the event of any conflict between the terms and conditions of the Quality Agreement and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control.

2.6           Other Related Services. Sanofi-aventis shall provide other related services in accordance with Schedule 2.6 to this Agreement, the Applicable Laws and the terms and conditions of this Agreement.

ARTICLE 3	MANUFACTURING

3.1           API. Sanofi-aventis shall be responsible for procuring all Materials in quantities sufficient to meet CPP’s requirements for each Product. Sanofi-aventis shall negotiate the price of the API with any third-party supplier(s) thereof. Upon receipt of the API, sanofi-aventis shall conduct identification testing of the API. Sanofi-aventis shall use the API procured for CPP solely and exclusively for manufacturing Products under this Agreement.

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3.2           Materials. Sanofi-aventis shall be responsible for procuring, inspecting and releasing adequate Materials, unless otherwise specified in the Specifications.

3.3           CPP Inspection. CPP may, not more than once in any twelve month period send a maximum of two (2) representatives to the Facility to observe, subject to sanofi-aventis’ reasonable measures in furtherance of its obligations to protect the confidential information of third parties, the performance of Services. Such inspection may include inspection for proper use and confidentiality of CPP IP. CPP must provide sanofi-aventis with at least thirty (30) days advance written notice of the attendance of such CPP representatives. CPP will specify what Services CPP will observe. Such inspection shall be during sanofi-aventis’ normal business hours and last no longer than two Business Days. Any information received or observed by CPP representatives shall be treated as Confidential Information. CPP’s exercise of these rights shall in no way waive, modify or diminish sanofi-aventis’ obligations under this Agreement.

3.4           Manufacture by sanofi-aventis. For the Term, sanofi-aventis shall manufacture the Products in the Facility for CPP and supply Products to CPP in accordance with all applicable Laws, Specifications and the terms and conditions set out in this Agreement, in quantities sufficient to satisfy CPP’s requirements set out in the Demand Forecast. Further manufacturing-related services are set out in Schedule 3.4. Any changes to the Specifications shall be dealt with in accordance with ARTICLE 4 .

3.5           cGMP. Sanofi-aventis shall manufacture the Products in accordance with cGMP. Each Party shall promptly notify the other of knowledge of any new instructions or specifications required in order to comply with cGMP, and shall cooperate in agreeing on the best means to comply with any new requirements.

3.6           Manufacturing Documents and Data. Sanofi-aventis shall provide CPP with a certificate of analysis and a certificate of conformity to Specifications of each Batch of manufactured Product.

3.7           Materials. Sanofi-aventis shall acquire all Materials necessary to perform Services only from Authorized Suppliers and shall place orders from time to time as may be required to meet its supply obligations in the Demand Forecast.

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3.8           Equipment, Qualification, Calibration and Preventative Maintenance. Sanofi-aventis is responsible for installation, qualification (where required), calibration (where applicable), and maintenance of equipment utilized in the Services. Sanofi-aventis will regularly monitor the equipment, utilities and facilities for parameters deemed critical to the performance of Services. Sanofi-aventis will perform appropriate Installation Qualification (IQ), Operational Qualification (OQ), and/or Performance Qualification (PQ) for the required classes of equipment used and process used for the Services. Installation Qualification (IQ), Performance Qualification (PQ), and Operational Qualification (OQ) will be performed at sanofi-aventis’ own expense. Periodic re-evaluation and/or re-validation are the responsibility of sanofi-aventis and will be conducted in accordance with its internal specifications/procedures. Documentation of such activities and/or schedule of revalidation shall be the responsibility of sanofi-aventis. Documentation shall be available to CPP or Regulatory Authorities upon request strictly for on site review at sanofi-aventis’ Facility. All documentation provided is considered Confidential Information for internal use only by sanofi-aventis and CPP and CPP shall not divulge such documentation to any third party without prior written permission by sanofi-aventis; provided that CPP shall have the right upon written notice to sanofi-aventis, to disclose such documentation as required by Applicable Laws or any applicable Regulatory Authority in connection with the development and commercialization of Products.

3.9           Second Site Qualification. Upon CPP obtaining first Regulatory Approval, sanofi-aventis shall commence qualification of a second facility to manufacture Products as a back-up to [*****]. CPP shall bear the costs of any out-of-pocket expenses incurred by sanofi-aventis, including capital costs and materials and sanofi-aventis shall bear its associated internal costs.

3.10         Facility Changes. The Services shall be performed only at the Facility. Sanofi-aventis shall not make any change in the Facility that may affect the execution of the Services without giving CPP prior written notice. Sanofi-aventis shall provide any data necessary to amend the Product regulatory approval or registration to provide for such change in site. Sanofi-aventis shall allow for sufficient time for CPP to notify the necessary Regulatory Authorities, and obtain any required permission from such Regulatory Authorities.

3.11         Partial Batches. To the extent that CPP orders any Product in amounts which would require sanofi-aventis to manufacture less than a standard Batch for the Product, CPP and sanofi-aventis shall agree upon the price for such Product produced in such reduced Batch prior to commencement of production.

ARTICLE 4	CHANGES TO SERVICES

4.1           Changes Requested by CPP. CPP shall be responsible for all costs of Materials, purchased or ordered by sanofi-aventis to be used in the performance of Services, which are unusable as a result of changes made by CPP in the manufacturing of Products, including without limitation, changes to the graphics used on packaging, provided that such changes were made at CPP’s request, and not for the purpose of complying with the Specifications or Good Manufacturing Practices. Sanofi-aventis agrees to try to use reasonable efforts to manage any such changes so as to minimize the costs to CPP.

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4.2           Changes in Supplier. If after initial Product qualification CPP requires a change of any Authorized Supplier for its own benefit (e.g. not due to the failure of a supplier to timely supply Materials to Specifications), the Specifications shall be amended and if the cost of any such Material is different than CPP cost for the same material of equal quality from other suppliers, sanofi-aventis shall adjust for the difference between sanofi-aventis’ cost of the Material and the new Authorized Supplier’s price in the Unit Price of the Product. CPP will be responsible for all costs associated with qualification of such new Authorized Supplier not previously qualified by sanofi-aventis. Except as provided above, all Material supplier changes must be agreed by the Parties by amending the Specifications in writing.

4.3           Changes to Comply with cGMP or Regulatory Authorities. CPP shall be responsible for all costs associated with Product-specific changes required in the manufacturing process in order to comply with changes to cGMP. For changes requested by CPP after initial Product qualification, sanofi-aventis shall notify CPP of the costs associated with such change and shall provide such supporting documentation as CPP may reasonably require. CPP shall authorize such changes and the Specifications shall be amended. Sanofi-aventis shall be responsible for all costs associated with specific changes required to maintain the Facility’s compliance with cGMP. If there is a conflict between the terms of this Agreement and the terms of the Specifications, this Agreement shall control.

4.4           Reimbursement for Materials. In the event of (i) a Specification change requested by CPP or by sanofi-aventis for CPP’s benefit and authorized in writing by CPP, or to comply with any new requirement of a Regulatory Authority, which renders any Materials unsuitable for use in the manufacture of Products,(ii) termination of this Agreement by CPP without cause, or (iii) unforeseeable obsolescence of any Materials, CPP shall bear the cost of any unused Materials which cannot be otherwise used by sanofi-aventis or returned to the Authorized Supplier for credit, but only if sanofi-aventis purchased such Materials in quantities consistent with CPP’s most recent Demand Forecast and the Authorized Supplier’s minimum purchase requirement.

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ARTICLE 5	PACKAGING & LABELING

5.1           Artwork and Packaging. CPP shall provide, prior to the procurement of applicable Materials, all artwork, advertising and packaging information necessary for sanofi-aventis to perform the Services. Sanofi-aventis does not represent or warrant that Products’ packaging or labeling complies with Applicable Laws in the Territory. Such artwork, advertising and packaging information is and shall remain the exclusive property of CPP, and CPP shall be solely responsible for the content thereof. Such artwork, advertising and packaging information or any reproduction thereof may not be used by sanofi-aventis following the termination of this Agreement, or during the Term of this Agreement in any manner other to perform Services.

5.2           Labeling. CPP is responsible for the development and final approval of all Product labeling text, artwork and final proofs of Product labels. Sanofi-aventis shall have the right to affix its control number on each Product label. CPP shall own all Intellectual Property related to such Product labeling text, artwork and final proofs of Product labels and hereby grants sanofi-aventis a limited, non-exclusive, non-transferable, non-assignable, license to use such Intellectual Property during the Term exclusively for the purpose of carrying out the Services. CPP shall distribute to sanofi-aventis, approved final label proofs, artwork and printed material Specifications. Sanofi-aventis will perform incoming quality assurance inspection for each lot of printed materials purchased by sanofi-aventis; incoming inspection will include proofreading samples for correctness. Sanofi-aventis is responsible for obtaining printed labeling from an Authorized Supplier, then applying the label to the final product unless specifically requested by CPP to do otherwise.

5.3           Packaging. Information for use of the Product (“IUP”) shall be packaged with each Commercial Product. Furthermore, sanofi-aventis hereby acknowledges and accepts that any such packaging shall be previously authorized and accepted in writing by CPP before sanofi-aventis’ use for the manufacture of Products. CPP shall provide sanofi-aventis with its written approval or comments and requested modification of any such proposed packaging, within fifteen (15) days following receipt of sanofi-aventis’ proposed packaging.

ARTICLE 6	TERMS AND CONDITIONS OF SALE

6.1           Clinical Demand Forecast. No later than the first day of each calendar quarter, CPP shall submit to sanofi-aventis an updated twelve (12) month rolling forecast, for its planned orders for Clinical Products and Placebo Products, including such Products that count toward the Minimum Clinical Commitment (the “Clinical Demand Forecast”).

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6.2           Commercial Demand Forecast. During the period commencing six months after the date of the First Submission and until Regulatory Approval of a Product in any country or other jurisdiction, CPP shall submit quarterly Pre-Approval Commercial Forecasts in accordance with Section 6.3b). From and after the date of the initial Regulatory Approval, CPP shall submit quarterly to sanofi-aventis a twenty-four month rolling forecast for its anticipated orders for the Commercial Products (the “Commercial Demand Forecast”). The first three (3) months of the Commercial Demand Forecast shall be a binding order setting forth the quantities, delivery dates and shipping instructions for Product delivery for the next three (3) months (“Firm Orders”). The fourth to seventh months (4th – 7th) of the Commercial Demand Forecast, inclusive, shall be adjustable no less than seventy-five percent (75%) and no more than one hundred and twenty-five percent (125%) of the previous relevant portion of the Commercial Demand Forecast. The eighth to twenty-fourth (8th-24th) months of the Commercial Demand Forecast shall be a good faith but non-binding forecast for Product demand for such period.

6.3           Minimum Commitments.

a)	During the period from the Effective Date to the First Submission (the “Clinical Period”):

i)	CPP shall purchase from sanofi-aventis at least the Minimum Clinical Commitment of Products; and

ii)	CPP shall place an order for at least one initial regulatory filing registration batch for the United States within thirty–six (36) months after the Effective Date.

b)	During the period commencing six months after the date of the First Submission and until the first Regulatory Approval of a Product in any country or other jurisdiction, no later than the first day of each calendar quarter, CPP shall submit to sanofi-aventis an updated rolling forecast for its planned orders for Commercial Products, which shall be non-binding and shall be for planning purposes only (each a “Pre-Approval Commercial Forecast”).

c)	During the period commencing on the date of the first Regulatory Approval and for the duration of the Term, (the “Commercial Period”),

i)	CPP shall submit Commercial Demand Forecasts in accordance with Section 6.2 of this Agreement; and

ii)	CPP shall purchase at least the Minimum Annual Commercial Commitment of Products from sanofi-aventis.

d)	CPP shall be required to place an order for commercial supply to support a Product launch within six (6) months of obtaining Regulatory Approval.

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6.4           Minimum Annual Commercial Commitment. After the First Submission, the Parties shall discuss in good faith and agree upon an annual minimum number of Units of Commercial Product to be ordered by CPP, which number shall be i) based upon the Commercial Demand Forecast; ii) a multiple of the Minimum Batch Size; and iii) subject to adjustment upon mutual agreement of both Parties (“Minimum Annual Commercial Commitment”). Upon determination of the Minimum Annual Commercial Commitment, it shall be set forth on Schedule 6.2 and incorporated into this Agreement. Following the first Regulatory Approval of Commercial Product in the United States and during each subsequent Contract Year, CPP shall satisfy the Minimum Annual Commercial Commitment. If CPP does not purchase such Minimum Annual Commercial Commitment during any Contract Year, then sanofi-aventis will have the option to terminate either the Agreement in accordance with 9.4 or its exclusivity obligations in accordance with Section 2.3a), upon written notice to CPP of the exercise of its option.

6.5           Firm Orders. Firm Orders shall be firm and non-cancellable, however, CPP may request an increase to a Firm Order and sanofi-aventis agrees to use commercially reasonable efforts to supply such additional Product in accordance with the terms and conditions of this Agreement.

6.6           Purchase Orders. Each purchase order shall specify the number of SKUs of each type of Product to be manufactured and the requested delivery date and place (“Purchase Order”). Each Purchase Order shall be a multiple of the Minimum Batch Size of the applicable Product as set out in the Specifications. For Commercial Product, CPP shall submit each Purchase Order to Sanofi-aventis at least one hundred and twenty (120) days in advance of the earliest delivery date requested in the Purchase Order and for Clinical Product at least one hundred and eighty (180) days in advance.

6.7           Order Confirmation. Sanofi-aventis shall confirm receipt of a Purchase Order within 15 days of receipt. Each Purchase Order shall be subject to written or electronic acceptance by sanofi-aventis and shall not be binding upon sanofi-aventis unless and until so accepted. If sanofi-aventis indicates within such 15-day period that it is unable to meet any such delivery date, the Parties will work together in good faith to set an amended delivery date or dates. In the absence of such indication, the delivery date(s) shall be deemed accepted. In no event shall sanofi-aventis be responsible to meet any Purchase Order in the event that no Authorized Supplier is able to deliver API to the Facility within ninety (90) days of receipt of the Purchase Order; provided that in such event CPP shall have the right to secure supply of required Products during such delay from a third party supplier.

6.8           Prices. Pursuant to the terms and conditions set forth herein, sanofi-aventis will sell the Clinical Product and Placebo Product to CPP at the Prices in Schedule 1.1. The Parties acknowledge that the Price for supply of Commercial Product cannot be determined as of the Effective Date. Accordingly, no later than the First Submission date, the Parties shall negotiate for a period not exceeding 30 days on the price, on a per tablet basis, for the Commercial Product. If, after such negotiation period, the Parties are unable to agree on a price for the Commercial Product, then the Parties shall refer the matter to resolution before a mutually agreeable single arbitrator. Each Party shall submit its per tablet price to the arbitrator, together with such supporting documentation it deems appropriate. The arbitrator shall have the authority to select a price submitted by either Party, or any price (rounded to a maximum of four decimal places) within the range between the two prices submitted by each Party. The arbitrator shall have the authority to determine apportionment of the costs of the arbitration. The price shall be included in Schedule 1.1 and incorporated into this Agreement by reference.

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6.9           Currency. Unless otherwise agreed in writing, all prices and all payments shall be denominated in United States Dollars.

6.10         Transfer of Title. Passage of title to the Products occurs upon loading of Products onto CPP’s designated carrier at the Facility.

6.11         Price Adjustments. Sanofi-aventis shall adjust the Product Price annually upwards or downwards, effective January 1 of each year of the Term, commencing on January 1, 2011, [*****].

6.12         Taxes. In addition to the Price, CPP shall pay to sanofi-aventis all applicable taxes of any relevant taxing authority, other than taxes based upon sanofi-aventis’ income. The amount of such taxes will be added to the Price in effect at the time of shipment thereof, and will be reflected in the invoices submitted to CPP by sanofi-aventis. Some taxes may be required by Applicable Law to be denominated in Canadian Dollars; in such an event the invoice amount shall reflect the noon-time exchange rate between the Canadian and United States dollars posted on the Bank of Canada website on the date of the invoice in question. Should a separate research and development agreement be entered into between the Parties (pursuant to Schedule 3.4 of this Agreement), Sanofi-aventis shall be exclusively entitled to claim any research and development tax credits related to its research and development activities and CPP shall be exclusively entitled to claim any research and development tax credits associated with its own research and development activities.

6.13         Import & Export Licenses & Permits. CPP shall be responsible for all import and export licenses and permits for shipment of completed Products, and not change customs tariff numbers provided by sanofi-aventis without sanofi-aventis’ prior written consent. In addition, CPP shall provide proof of direct shipment of Products to CPP. Such proof shall include a signed copy of CPP’s designated carrier bill of lading and a copy of the U.S. Customs Border protection entry summary documentation.

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6.14         Payment Terms. Invoices shall be payable and issued as follows:

1)	twenty-five percent (25%) of the amount due for the quantity of Products ordered, payable one hundred and eighty (180) days prior to the requested delivery date for such quantity; and

2)	the remaining seventy-five percent (75%) of the amount due for the quantity shipped under each Purchase Order, payable within thirty (30) days of the date of shipment of such quantity.

All payments are subject to adjustments based on deviations in quantity or price as expressly authorized in this Agreement or approved in writing by the Parties, and subject to the provisions of Section 6.16. In addition, all payments shall be made to sanofi-aventis without set-off or counterclaim and free and clear of and without deduction for any other charges of any kind and shall be made by wire transfer to sanofi-aventis’ bank account.

The Parties acknowledge that a Purchase Order for Clinical Product was submitted prior to the Effective Date. The payment terms and delivery schedule of this Purchase Order shall be superseded by the terms of this Agreement.

6.15         Late Payment. Invoices are due as described in Section 6.14. Any invoiced amount not received within thirty (30) days of the date the payment was due shall be subject to a service charge of [*****], if less. CPP shall pay all of sanofi-aventis’ costs and expenses (including reasonable attorney's fees) to enforce and preserve sanofi-aventis’ rights under this Section 6.15.

6.16         Changes to Credit Terms. Sanofi-aventis reserves the right to change CPP’s credit terms at any time upon notice.

6.17         Payment upon cancellation of an Order. If CPP elects to terminate a Purchase Order for which sanofi-aventis has acknowledged receipt, or CPP elects to terminate the Agreement or the Agreement expires during a period between the time sanofi-aventis has acknowledged receipt of a Purchase Order and the time of its shipment, CPP shall reimburse sanofi-aventis for Services actually performed in respect of the Order prior to sanofi-aventis’ receipt of a written notice of termination as well as reimburse sanofi-aventis all direct out-of-pocket costs actually incurred and non-cancellable obligations undertaken by sanofi-aventis to purchase the Materials to supply the portion of the Order which remains unexecuted as of the date of receipt by sanofi-aventis of the written notice of termination. Sanofi-aventis shall promptly issue an invoice for these amounts upon receipt of CPP’s notice of cancellation of the Purchase Order. This paragraph shall in no way limit the Minimum Annual Commercial Commitment and Firm Order provisions of this Agreement.

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6.18         Delivery & Risk of Loss. Each delivery of the Products shall be governed by the terms of this Agreement, and none of the conflicting terms or conditions of CPP’s purchase order form, acknowledgment, or invoice form shall be applicable. The Products purchased under this Agreement shall be delivered to CPP FCA the Facility (Incoterms 2000).

6.19         Delivery Dates. Sanofi-aventis shall make all commercially reasonable efforts to deliver Products covered by accepted orders in accordance with any delivery date specified in sanofi-aventis’ acceptance of a Purchase Order, or, if none, in CPP’s Purchase Order, provided that CPP shall accept Products ordered when delivered.

6.20         Inspection. CPP shall inspect all Products upon delivery in a commercially reasonable manner and notify sanofi-aventis of any short shipment, over shipment, incorrect shipment or damaged goods within three (3) Business Days of receipt of both the Product shipment and the corresponding Certificate of Compliance. For concealed damage or shortage, CPP shall notify sanofi-aventis within fifteen (15) Business Days of receipt of such shipment. In the case of a latent defect, CPP shall notify sanofi-aventis within five (5) days of discovery of such defect (but in any event no later than six (6) months from date of delivery). CPP shall set forth in such notice the basis under this Agreement for such rejection, including any testing or inspection results. CPP shall return incorrect shipments, over shipments, and damaged goods to sanofi-aventis, or at sanofi-aventis’ option destroy damaged goods and send sanofi-aventis a certificate attesting to their destruction. Notwithstanding the foregoing, CPP shall have the right, but not the obligation, to purchase all or any portion of any overshipment of Product. Failure by CPP to give notice of a non-compliant shipment within the relevant notice period shall be deemed an acceptance of Products.

6.21         Short Shipment. In the event sanofi-aventis ships a quantity of Product that is less than the quantity of Product ordered (except within the mutually-agreed acceptable variant of five (5%) percent of the quantity of Product ordered), CPP shall notify sanofi-aventis and sanofi-aventis shall forthwith ship the outstanding amount of Product. To the extent sanofi-aventis forthwith ships such outstanding amount, this shall be CPP’s sole and exclusive remedy for short shipment.

6.22         Product Returns. Except as expressly set forth in Section 7.9 of this Agreement, sanofi-aventis will not accept any returned Products, for any reason, from CPP. All expired Products shall be the sole responsibility of CPP. For damaged goods, sanofi-aventis shall provide such reasonable assistance as is necessary to investigate the cause of the damage as well as co-operate with CPP and its designated carrier in reconditioning any salvageable damaged Product. The cost of shipment of damaged Product shall be the responsibility of CPP if the damage is caused after transfer of risk, and shall be the responsibility of sanofi-aventis if the damage is caused prior to the transfer of risk.

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6.23         Pallets. Sanofi-aventis shall prepare Products for shipment on pallets certified ISPM 15. The cost of such pallets shall be at sanofi-aventis’ expense. If CPP wishes the delivery of the Products to be on different pallets, CPP shall, at its own cost and expense, make such pallets available to sanofi-aventis at the Facility.

ARTICLE 7	QA MATTERS

7.1           Sanofi-aventis Testing of Products. Sanofi-aventis shall perform full release testing on all Products. All manufacturing, filling, and packaging documents and new specifications sheets will need to be approved by CPP prior to use.

7.2           Batch Sampling. Each Batch will be sampled and tested by or on behalf of sanofi-aventis against the Specifications according to its SOPs. The quality assurance department of sanofi-aventis will review the Batch records and will determine whether the manufacture has taken place in compliance with the Specifications and cGMP. Sanofi-aventis will do Batch sampling via statistical process control in accordance with the SOPs it uses for its own products to ensure that the completed Products conform in all material respects to the requirements of the Specifications. One hundred percent (100%) of Products will be inspected for proper labeling, lot number and expiry date.

7.3           Certificate of Compliance. If, based upon such tests, the Batch conforms to the Specifications and was manufactured according to cGMP and the Specifications, a Certificate of Compliance will be completed and approved by the quality assurance department of sanofi-aventis. This Certificate of Compliance and all other documents will be delivered to CPP for each Batch upon shipment. In case CPP has not received all documents ultimately at the time of receipt of the Batch, it will promptly notify sanofi-aventis in writing. In case CPP would require additional copies of the documents, these will be provided by sanofi-aventis at CPP’s expense.

7.4           Samples. Sanofi-aventis shall retain for at least three (3) years after the test date or one (1) year after the expiration date of the application lot or Batch, a file sample of in accordance with the Specifications, sufficient to perform each quality control test specified in the Specifications at least two (2) times. Upon completion of this requirement, sanofi-aventis shall destroy the samples in accordance with its SOPs.

7.5           Stability Testing. The cost associated with all stability studies on the Products (as noted in Schedule 2.6) shall be borne by sanofi-aventis.

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7.6           Technical Terms of Quality Agreement. The Parties shall perform their obligations related to the quality assurance and quality control in accordance with the terms and conditions set forth in the Quality Agreement in Schedule 2.5. The Parties agree that, to the extent that any provisions of the technical terms of the Quality Agreement are inconsistent with this Agreement, the provisions of this Agreement shall govern.

7.7           Disagreement Regarding Product Conformity. If the Parties disagree as to whether any Product meets the Specifications (“Disputed Product”), then samples from the Batch that is in dispute shall promptly be submitted for testing and evaluation to an independent third party laboratory of recognized repute in the pharmaceutical industry to be chosen by the Parties in good faith. The determination of such third party as to whether the packaged Product meets the Specifications shall be final and binding. Until a dispute is resolved, CPP will not dispose of a non-conforming shipment without prior written authorization from sanofi-aventis. The cost of the testing and evaluation by the independent third party shall be borne by the Party whose position is found erroneous.

7.8           Replacement of Products Pending Determination of Conformity. Sanofi-aventis agrees to use its commercially reasonable efforts to deliver a replacement shipment for the Disputed Product within sixty (60) days of the date of CPP’s written request and CPP shall be obligated to pay for such Products. In the event that Disputed Product is determined to be Rejected Product, then sanofi-aventis shall promptly reimburse such payment to CPP.

7.9           Replacement or Refund. If the Parties agree, or it is determined in accordance with Section 7.7, that any Product fails in whole or in part to conform to the Specifications, (“Rejected Product”), Sanofi-aventis will replace any Rejected Products or refund the purchase price paid by CPP for such defective Products, at CPP’s sole option. In either case, the Rejected Product shall count toward CPP’s fulfillment of its purchase obligations for the relevant minimum annual commitment and Demand Forecast. CPP, at sanofi-aventis’ cost, shall return such Rejected Products to sanofi-aventis upon request.

7.10         Product Storage. Before delivery to CPP, Product will be stored under conditions set out in the Specifications. Sanofi-aventis shall be responsible for establishment and maintenance of an environmental monitoring program to assure adherence to such specified storage conditions. In the event of an environmental outage, Sanofi-aventis shall notify CPP of the outage within five (5) Business Days of becoming aware of the event. Documentation of the outage and subsequent investigation will be made available to CPP upon request.

7.11         Product Retesting. Product retesting by sanofi-aventis shall be upon CPP’s consent and shall be at CPP’s sole expense provided that costs charged to CPP for such retesting shall be no greater than the costs and expenses incurred by sanofi-aventis in similar tests conducted by sanofi-aventis in the ordinary course of business; and provided, however, if it is determined that the Product that was the subject of such testing is not in compliance with the Specifications, then such retesting shall be at sanofi-aventis’ sole cost and expense.

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7.12         Product Complaints. CPP shall promptly provide sanofi-aventis with copies of any complaints received by CPP with respect to Products. Sanofi-aventis shall take such steps reasonably necessary to investigate such complaints as they relate to quality assurance issues for the Services and to provide CPP with reasonable assistance in responding to such complaints as they relate to the Services.

7.13         Complaint Handling. CPP shall maintain complaint files relating to the Product for at least five (5) years following resolution of any complaint. CPP shall be responsible for complaint handling, including supporting any sanofi-aventis reporting requirements to the Regulatory Authorities. Sanofi-aventis shall provide CPP with such cooperation as necessary for CPP to handle such complaints, including, but not limited to the investigation of causes of such complaints, in the manner to be determined separately. Sanofi-aventis shall promptly notify CPP of all material Product quality-related communications received by sanofi-aventis.

7.14         Complaint Reporting. CPP shall have responsibility for reporting any complaints relating to Products to the Regulatory Authorities in the Territory, including, but not limited to, complaints relating to the manufacture of Products as well as adverse drug experience reports. At CPP’s request and upon reasonable notice, sanofi-aventis shall provide CPP with information and records in its possession or control concerning the manufacturing for such Product that is the subject of the complaint.

7.15         Adverse Events. If a Party is notified of a Serious Adverse Event related to a Product, it shall report to the other Party by facsimile within twenty-four (24) hours with a hard copy by mail sent by the end of business on the date such notice is received. Each Party shall report all other Adverse Events by mail sent out within three (3) Business Days from the date such notice is received. Any such notice shall contain the following information:

i)	The name, telephone number, address and status (e.g. physician, patient) of the reporter.

ii)	A description of the nature, duration and result of the event.

iii)	CPP lot number of the Product(s), if possible.

iv)	The name of person taking the call.

v)	The date and time the event was reported.

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vi)	The patient’s name or initials, sex and age, if possible.

vii)	Name of Product and daily dosage of the Product and clarification as to whether Product use has been discontinued.

viii)	Any additional relevant information.

b)	If a reportable complaint is received by CPP with respect to the manufacture of a Product, CPP agrees to provide sanofi-aventis with a copy of the regulatory report prior to filing with the applicable Regulatory Authorities sufficiently in advance to allow sanofi-aventis time to comment on the proposed report. CPP further agrees to make any revisions to such report reasonably requested by sanofi-aventis. CPP shall promptly provide sanofi-aventis with a copy of each such report as filed with the Regulatory Authorities and with any additional documents passing between CPP and such Regulatory Authorities with respect to each such complaint.

c)	Notwithstanding the provisions of Section 7.14 above, CPP shall be solely responsible for investigating and reporting to any Regulatory Authority any Adverse Event and Serious Adverse Event; provided that sanofi-aventis shall promptly collaborate with CPP for any such investigation or audit related to any Serious Adverse Events.

d)	This Section shall survive the termination of this Agreement for a period of three (3) years

7.16         Inquiries. Each Party shall promptly forward to the other Party any customer complaints or comments concerning the performance or quality of the Products.

7.17         Traceability. Sanofi-aventis and CPP shall each maintain such traceability records with respect to the Product as shall be necessary to comply with applicable laws and regulations.

ARTICLE 8	REGULATORY MATTERS

8.1           Regulatory Filings and Approvals. CPP shall be solely responsible for filing and maintaining, and shall be the sole owner of, all marketing authorizations for the Products from the appropriate agency in each jurisdiction in the Territory where CPP wishes to market the Products and applications therefore with respect to Product (including, without limitation, the CMC portion of the foregoing) (“Regulatory Approvals”). Sanofi-aventis shall provide CPP with such information, files and other documents regarding sanofi-aventis’ manufacturing processes and procedures for Products as is reasonably necessary to enable CPP to establish and maintain the Regulatory Approvals. Without limiting the generality of the foregoing, sanofi-aventis agrees to cooperate with any pre-approval inspection by the FDA, EMEA or other regulatory agency relating to the Products, as well as permitting CPP to cross-reference any of sanofi-aventis’ relevant data on file with Regulatory Authorities. CPP will reimburse sanofi-aventis for its out-of-pocket costs incurred in connection with any such assistance and cooperation provided under this Section 8.1.

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8.2           Recall or Advisory Actions. In the event CPP elects or any Regulatory Authority requires a Recall, then in each instance, sanofi-aventis shall fully cooperate with CPP and take all commercially reasonable measures to assist in the Recall the Products. In the event of a Recall in any jurisdiction in the Territory is as the result of the action of a Regulatory Authority, then to the extent permitted by applicable law, CPP shall first notify sanofi-aventis in writing in a timely manner prior to responding to the Regulatory Authority or conducting such Recall. CPP, in consultation with sanofi-aventis, will determine the manner, text and timing of any publicity to be given such matters in time to comply with any applicable regulatory requirements as it relates materially to the Services.

8.3           Notice of Regulatory Communications & Inspections. Each Party shall promptly (and in any event, within three (3) Business Days of the date of receipt of notice) notify the other Party in writing of, and shall provide copies of, any correspondence and other documentation received in connection with any letter, warning, or similar item from any Regulatory Authority in connection with the Products. Sanofi-aventis shall immediately advise CPP if an authorized agent of any Regulatory Authority visits either the Facility and makes any exit observation related to the Services. Sanofi-aventis shall furnish to CPP a copy of the report by such Regulatory Authority, if any, within ten (10) days of sanofi-aventis’ receipt of such report.

8.4           Recall Communications. With respect to implementing any Recall, CPP shall make all contacts with the any Regulatory Authority and shall be responsible for coordinating all of the necessary activities in connection with any such Recall, including the making of any press releases or other public statements.

8.5           Recall Expenses. To the extent the Recall results from any cause or event attributable to CPP, its Affiliates or agents, including without limitation, the overlabeling, marketing, advertising, warehousing, packaging, or shipment thereof, CPP shall be responsible for the expense of the Recall. To the extent a Recall results from the Services or other cause or event attributable to sanofi-aventis, sanofi-aventis shall be responsible for the expense of the Recall in proportion to its share of the responsibility. For purposes of this Agreement, Recall expenses shall be limited to the expenses of notification, destruction, storage, or return of all Products in connection with the Recall.

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ARTICLE 9	REPRESENTATIONS & WARRANTIES

9.1           Bilateral Warranties. Each Party represents and warrants, and acknowledges that the other Party is relying on such representations and warranties in entering into this Agreement, that:

i)	It has all necessary corporate power and authority to execute, deliver, and perform this Agreement and to consummate the transactions contemplated herein;

ii)	it has duly and properly taken all necessary corporate action to authorize the execution, delivery, and performance of this Agreement and the consummation of transactions contemplated hereby. This Agreement has been duly executed and delivered by the Party and constitutes a legal, valid, and binding obligation of the Party enforceable against it in accordance with their respective terms;

iii)	the execution, delivery, and performance of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provisions of the Party’s constating documents, bylaws, any applicable law, rule or regulation, order, judgment, or decree to which such Party is a party or by which such Party is bound.

iv)	no consent or approval of, or filing with or notice to, any federal, provincial, or municipal governmental or regulatory authority, agency, or department, or any other person not a party to this Agreement, is required or necessary to be obtained by the Party or on its behalf in connection with the execution, delivery, and performance of this Agreement or to consummate the transaction contemplated hereby;

v)	there is no action, suit, proceeding, alternative dispute resolution or investigation pending or, to such Party’s knowledge, threatened against the Party, and the Party is not in violation of any judgment, order, or decree of any court or administrative body applicable to it, the result of which would have a materially adverse effect on the transactions contemplated hereby;

vi)	it shall not take any action which would, or fail to take any action where such failure would, directly or indirectly result in or constitute a violation by the other Party of any Applicable Law;

vii)	it has all necessary authority and right, title or interest in and to its Intellectual Property set out in Schedule 11.1.

viii)	it shall obtain and maintain all necessary permits, registrations and Licenses required for it to perform its obligations in this Agreement and shall comply with all Applicable Laws;

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ix)	neither Party shall join any employee of the other Party as a party in any action at law or in equity or in any other proceeding, arising out of the liabilities, duties and responsibilities that such Party assumes or performs pursuant to this Agreement.

x)	each Party shall promptly notify the other Party of any and all actions at law or equity or claims or governmental administrative proceedings arising out of the operation or performance of this Agreement.

9.2           Sanofi-aventis representations and warranties. Sanofi-aventis represents and warrants to CPP the following:

i)	sanofi-aventis is a corporation duly organized and validly existing under the laws of Canada;

ii)	sanofi-aventis has all the skill and resources necessary to effect the transactions contemplated hereby;

iii)	during the Term and thereafter, sanofi-aventis will not disclose or use for the benefit of any third party CPP IP;

iv)	all Products manufactured and delivered to or at the direction of CPP by sanofi-aventis will comply with the Specifications, and shall have been manufactured in accordance with any Applicable Law. It will not release any Batch of Product if the required Certificates of Analysis indicate that the Product does not comply with the Specifications;

v)	to its actual knowledge, without inquiry, the manufacturing and processes used by sanofi-aventis, and its Materials suppliers do not infringe any third party patents or other Intellectual Property rights or use any trade secrets misappropriated from any third party;

vi)	the Products will substantially conform to the Specifications for such Products for a reasonable period of time from the date of shipment of Product to CPP by sanofi-aventis, but not to exceed the Product expiration date. This warranty is contingent upon proper warehousing, shipment and use of Products in the application for which they were intended as indicated in the Product label claims, and sanofi-aventis makes no warranty (express, implied, or statutory) for Products that are modified, repackaged, relabeled or subjected to unusual physical or environmental stress;

vii)	it has not been debarred under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. §306. In the event that sanofi-aventis becomes debarred or receives notice of action or threat of action with respect to its debarment during the Term, sanofi-aventis agrees to notify CPP immediately. In the event that sanofi-aventis becomes debarred, CPP will have the right to terminate this Agreement immediately upon written notice to sanofi-aventis;

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viii)	it will not employ, contract with, or retain any person directly or indirectly to perform any of sanofi-aventis’ obligations under this Agreement if such person: (a) is under investigation by the FDA for debarment or is presently debarred by the FDA pursuant to 21 U.S.C. § 335a or its successor provisions, or (b) has a disqualification hearing pending or has been disqualified by the FDA pursuant to 21 CFR § 312.70 or its successor provisions. If, during the Term, sanofi-aventis or any person employed or retained by it to perform any of sanofi-aventis’ obligations under this Agreement (i) comes under investigation by the FDA for a debarment action or disqualification, (ii) is debarred or disqualified, or (iii) engages in any conduct or activity that could lead to any of the above-mentioned disqualification or debarment actions, sanofi-aventis shall immediately notify CPP of same. In such event, CPP shall have the right to terminate this Agreement immediately upon written notice to sanofi-aventis.

9.3           CPP Representations and Warranties. CPP represents and warrants, and acknowledges that sanofi-aventis is relying on such representations and warranties in entering into this Agreement, that:

i)	CPP is a limited liability company duly organized and validly existing under the laws of Arizona;

ii)	to the extent that CPP provides any Material to sanofi-aventis, the Materials will comply with the Specifications and with all Applicable Laws;

iii)	it has obtained all required approvals of the governments of the Territory in connection with the execution of this Agreement;

iv)	it shall provide all information identified by sanofi-aventis as necessary for sanofi-aventis perform Services in accordance with the Specifications and all Applicable Laws and shall make its employees available to respond to questions concerning such information.

9.4           Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR OTHERWISE.

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ARTICLE 10	TERM AND TERMINATION

10.1         Effective Date and Term. The initial term of this Agreement shall be ten (10) years from the Effective Date (“Initial Term”), and shall automatically renew for one (1) year intervals thereafter, unless either Party provides notice of non-renewal sixty (60) days prior to the end of the then current term.

10.2         Termination for Cause. Each Party shall have the right to terminate this Agreement upon a material breach of contract by the other Party giving the defaulting Party thirty (30) days written notice of termination. Unless otherwise specified herein, the breaching Party shall have thirty (30) days after written notice specifying a breach to cure such breach. If the breach is not cured within such thirty (30) day period, this Agreement shall be considered to be terminated effective as of the expiration of said thirty (30) day period. In addition, sanofi-aventis shall have the right to terminate this Agreement immediately upon written notice without opportunity to cure if CPP breaches the provisions of Section 11.3.

10.3         Additional Causes of Termination. In addition, this Agreement may be terminated immediately upon notice in the following events:

a)	if the other Party shall be adjudicated insolvent or a receiver shall be appointed for its business or properties, or if any petition shall be filed by or against it under any provisions of any liquidation, bankruptcy, insolvency or similar laws;

b)	in the event the other Party ceases, or takes material affirmative steps to cease, to carry on business;

c)	in the circumstances contemplated by Section 1.4, if: (i) the force majeure in question continues for a continuous period in excess of three (3) months; (ii) either Party seeks to enter into discussions with the other Party with a view to alleviating its effects or to agreeing upon fair and reasonable alternative arrangements; and (iii) if no agreement is reached within thirty (30) days after such request for discussions is made, then the Party not invoking force majeure shall have the right to terminate this Agreement;

d)	if a Party fails to perform a financial obligation and such failure subsists for a period of ten (10) Business Days following notice from the other Party to that effect;

e)	if CPP orders a Product from a third party Supplier for commercialization in the Field in violation of this Agreement.

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10.4         Termination for Failure to Agree Upon Commercial Price. Either Party may terminate this Agreement effective upon one hundred and eighty (180) days written notice, for the cause of being dissatisfied with the arbitrator’s decision on the price of the Commercial Products rendered in accordance with Section 6.8, but may only exercise this right by providing such written notice within thirty (30) days of the rendering of an arbitrator’s decision.

10.5         Termination for Diminution of Production Capacity. In the event sanofi-aventis experiences a material change in its operations, including but not limited to a discontinuation of operations at the Facility, a shift in manufacturing operations for its own products at the Facility which limits its capacity to manufacture products for other parties, or otherwise changes strategic direction, and such change in sanofi-aventis’ sole judgment will render it unable to provide Services at the Facility, then sanofi-aventis shall immediately notify CPP, then take all commercially reasonable measures necessary to either change the Facility to another facility by one of its Affiliates with similar capabilities or subcontract the Services. If no such alternative is available, and the Parties cannot come to an alternative arrangement in good faith negotiations and consultations (for a period not to exceed thirty (30) days from the notice), then either Party may terminate this agreement by sending a further notice of one hundred and eighty (180) days. During this notice period, CPP shall be able to increase its Demand Forecast (except for the Firm Zone) in order to build up an adequate inventory of Product to meet its demand pending a shift in Regulatory Approval to its alternative manufacturing site or order such additional required Products from a third party contract manufacturer. Sanofi-aventis shall provide all reasonable assistance in assisting CPP with obtaining Regulatory Approvals resulting from a change in Facility.

10.6         Effect of Termination. Expiration or termination of this Agreement will not relieve the Parties of any obligation accruing prior to such expiration or termination. Sanofi-aventis shall be entitled to cancel all Purchase Orders, to the extent Products have not been paid for or delivered to CPP, which are outstanding at the time of notice of termination; provided however that, subject to payment in advance to sanofi-aventis, CPP shall be entitled to receive Products, necessary to fulfill valid and binding purchase orders from its customers prior to notification of termination of this Agreement. Prior to fulfilling orders for such Products, sanofi-aventis shall be entitled to request and receive documentary evidence of all such outstanding purchase orders and an accounting of CPP's existing inventory of Products.

10.7         Materials. Upon expiration or termination of this Agreement in whole or with respect to any Product, sanofi-aventis shall deliver to CPP all Materials purchased for CPP pursuant to this Agreement. CPP shall reimburse Sanofi-aventis all direct out-of-pocket costs actually incurred and non-cancellable obligations undertaken by sanofi-aventis to purchase the Materials to meet the Firm Orders under the then-current Clinical or Commercial Demand Forecast, as applicable, remaining unexecuted as of the expiration or termination date.

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10.8         Outstanding Purchase Orders. Upon termination of this Agreement for a reason other than sanofi-aventis’ material breach, CPP shall purchase Products from sanofi-aventis for which sanofi-aventis has outstanding purchase orders from CPP (if so requested by sanofi-aventis).

10.9         Intellectual Property.

a)	In the event of termination of this Agreement by CPP pursuant to Section 10.2 for sanofi-aventis’ uncured material breach, or in the event of sanofi-aventis’ inability to meet the Demand Forecast, sanofi-aventis shall transfer or disclose to a third party contract manufacturer designated by CPP such sanofi-aventis IP and information relating to the manufacture of Products as is necessary for such third party contract manufacturer to replicate the manufacturing process (as it then exists) and to manufacture Products in accordance with applicable Specifications, the DMF and current Good Manufacturing Practices, including assistance of sanofi-aventis personnel in compiling and transferring this information. Such transfer or disclosure shall be conditional upon the third party executing documentation protecting sanofi-aventis’ Confidential Information and undertaking to use the information only for the purpose authorized herein. Applicable expenses shall be paid by (i) sanofi-aventis if it is in material breach and (ii) CPP if sanofi-aventis does not meet the Demand Forecast or sanofi-aventis is not in material breach of the Agreement. In connection with any such manufacturing technology transfer or disclosure, sanofi-aventis shall, and it hereby does, grant to CPP a non-exclusive, worldwide, royalty-free, fully-paid license with the right to sublicense, to use the Improvements and such other sanofi-aventis IP that is strictly necessary to manufacture Products. In addition, upon such termination, the license granted to sanofi-aventis by CPP with respect to CPP IP shall terminate and within thirty (30) days after the effective date of such termination of this Agreement, sanofi-aventis shall destroy all tangible items bearing, containing, or contained in, any CPP IP, in its possession or control and provide written certification of such destruction, or prepare such tangible items for shipment to CPP, as CPP may direct, at CPP’s expense; provided that sanofi-aventis shall have the right to retain a single copy of any such information or materials as required to comply with Applicable Law.

b)	In the event of termination of this Agreement by sanofi-aventis pursuant to Section 10.2 for CPP’s material breach of this Agreement, each Party shall cease to use all of the other Party’s Intellectual Property set out in Schedule 11.1. Within thirty (30) days after the effective date of such termination of this Agreement, CPP shall destroy all tangible items bearing, containing, or contained in, any sanofi-aventis IP, in its possession or control and provide written certification of such destruction, or prepare such tangible items for shipment to sanofi-aventis, as sanofi-aventis may direct, at sanofi-aventis’ expense.

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10.10      No Waiver. Acceptance of any order from, or sale of, any Product to CPP after the effective date of termination of this Agreement shall not be construed as a renewal or extension hereof, or as a waiver of termination of this Agreement

10.11      Survival. The provisions dealing with Intellectual Property, Adverse Event Reporting, Confidentiality, Insurance, and non-solicitation shall survive the expiration or termination of this Agreement for any reason. The indemnification obligations of the Parties set forth in this Agreement shall apply during the term of this Agreement and for a period of five (5) years after the expiration or other termination of this Agreement, after which time they shall terminate, except with respect to claims notified to the indemnifying Party prior to the expiration of said five (5) year period. All other rights and obligations of the Parties shall cease upon expiration or termination of this Agreement.

10.12      Rights in Bankruptcy. The Parties acknowledge and agree that all rights and licenses granted under or pursuant to this Agreement to CPP are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code and other similar foreign laws, licenses of rights to “intellectual property” as defined under Section 101 of the United States Bankruptcy Code or other similar foreign laws. Each Party, as licensee of such rights under this Agreement, will retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code or other similar foreign laws.

ARTICLE 11	INTELLECTUAL PROPERTY

11.1         Limited License. Sanofi-aventis hereby grants to CPP an exclusive, royalty-free license in the Field and during the Exclusivity Period to use any and sanofi-aventis IP only for the purposes expressly set out in this Agreement. CPP hereby grants to sanofi-aventis a non-exclusive, royalty-free license to use any and all intellectual property rights held by CPP relating to the Product that is set out in Schedule 11.1 (the “CPP IP”) only for the purposes expressly set out in this Agreement. CPP may sub-license to any third party (including Affiliates) all or part of such sanofi-aventis IP only with the express written consent of sanofi-aventis and provided that CPP shall impose upon and guarantee the proper fulfillment by such third party of secrecy and non-use obligations no less stringent than those set forth in ARTICLE 12 . Upon termination or expiry of this Agreement or the Exclusivity Period for a reason other than CPP’s material breach of this Agreement, the license granted to CPP under this Section 11.1 shall become a perpetual non-exclusive, royalty-free license to use the sanofi-aventis IP for the purpose of manufacturing Products in the Field.

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11.2         Developed Intellectual Property. Any Improvements will be the property of sanofi-aventis and shall be included in the sanofi-aventis IP to the extent they relate to the manufacture of Products and licensed to CPP in accordance with the terms of Section 11.1.

11.3         Acknowledgement. Each Party acknowledges that ownership of and title to the other Party’s Intellectual Property, including the goodwill associated with its trade-marks, shall at all times remain with the other Party, and each Party shall not dispute or contest or assist others to dispute or contest the validity of any of the other Party’s Intellectual Property. In addition, if a Party so disputes or contests or assists others to dispute or contest the validity of any of the foregoing rights of the other Party, the other Party shall have the right to terminate this Agreement immediately upon written notice.

11.4         Disavowal of Rights to Other Party’s Intellectual Property. Neither Party now has and shall not hereafter acquire, any interest in any of the other Party’s trademarks, trade names, service marks or logos appearing on the labels or packaging materials containing the Product (including, without limitation, any goodwill associated with any of the foregoing. No Party shall, without the prior written consent of the affected Party, use in advertising, publicity or otherwise, the name, trademark, logo, symbol or other image of the other Party.

ARTICLE 12	CONFIDENTIALITY

12.1         Confidentiality Agreement. The Parties hereby novate and incorporate by reference into this Agreement, as Schedule 12.1, hereto that certain confidentiality agreement effective as of January 28, 2009 and confirm its applicability to the terms of and transactions contemplated by this Agreement. In addition, the Parties hereby extend the term of the obligations in the Confidentiality Agreement to a date which is ten years after the later of the following: i) the Term of this Agreement; or ii) the term of any intellectual property rights in the Improvements.

12.2         No Publicity. Neither Party will issue or disseminate any press release or statement, nor initiate any communication of information regarding the existence of the terms of this Agreement, written or oral, to the communications media or a third party without the prior written consent of the other Party. The foregoing shall not apply to required public releases necessary for compliance with Applicable Law in which case the Party making such disclosure will consult with the other Party and take into consideration the comments of the other Party on the wording and timing of any required public announcement. Both Parties agree that the names of the other Party, its officers, employees and agents will not be used for purposes of any public commercial activity without their prior written consent.

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ARTICLE 13	INDEMNIFICATION, LIMITATION, INSURANCE

13.1         Sanofi-aventis Indemnification. Sanofi-aventis shall indemnify and hold harmless CPP, its Affiliates, directors, officers, employees and agents from and against any suits, claims, losses, demands, liabilities, damages, costs and expenses (including costs, reasonable attorney’s fees and reasonable investigative costs) in connection with any suit, demand or action by any third party arising out of or resulting from any negligence, willful misconduct or material breach of this Agreement by sanofi-aventis, except to the extent that such breach, negligence or willful misconduct arises out of or results from the breach of its representations, warranties or obligations under this Agreement by CPP or the negligence or willful misconduct of CPP.

13.2         CPP Indemnification. CPP shall indemnify, defend and hold harmless Sanofi-aventis, its Affiliates, directors, officers employees and agents from and against all suits, claims, losses, demands, liabilities, damages, costs and expenses (including costs, reasonable attorney’s fees and reasonable investigative costs) in connection with any suit, demand or action by any third party arising out of or resulting from

a)	any material breach of its representations, warranties or obligations set forth in this Agreement;

b)	any action or activity of its representatives contemplated in Section 3.3 while on sanofi-aventis’ premises;

c)	any sale by CPP, promotion, distribution or use of the Product, including, without limitation, product liability or strict liability;

d)	CPP’s exercise of control over the Services, to the extent that CPP’s instructions or directions violate Applicable Law;

e)	claims or actions brought by employees, agents, or representatives of CPP for any severance pay, compensation, disability payment or social security payment or compensation directly from sanofi-aventis;

f)	any actual or alleged infringement or violation of any patent, trade secret, copyright, trademark or other proprietary rights caused by CPP and used by sanofi-aventis in manufacturing Product; or

g)	the negligence or willful misconduct by CPP;

Except to the extent that any of the foregoing arises out of or results from the material breach by sanofi-aventis of its representations, warranties or obligations under this Agreement, or the negligence or willful misconduct of sanofi-aventis.

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13.3         Indemnification Procedure. All indemnification obligations in this Agreement are conditioned upon the Party seeking indemnification promptly notifying the indemnifying Party of any claim or liability of which the Party seeking indemnification becomes aware (including a copy of any related complaint, summons, notice or other instrument), cooperating with the indemnifying Party in the defense of any such claim or liability (at the indemnifying Party’s expense), and not compromising or settling any claim or liability without prior written consent of the indemnifying Party.

13.4         Patent Indemnification.

a)	Each Party shall indemnify, defend and hold the other Party and its Affiliates and their respective employees, directors, officers and agents harmless against any claim, liability, damages, losses, judgment, and other expense (including but not limited to reasonable attorney’s fees and court costs) awarded against the Party by a court of competent jurisdiction pursuant to a final judgment in favor of the owner of any patent, copyright, mask work, trademark, or trade secret, as a direct result of any claim of infringement of any such patent, copyright, trademark or misappropriation of any trade secret related to the Party’s purported Intellectual Property rights set out in Schedule 11.1.

b)	In the event of an infringement or misappropriation claim as described in this Section 13.4 arises, or if the indemnifying Party reasonably believes that a claim is likely to be made, the indemnifying Party, at its option and at the indemnifying Party’s expense, may: (i) modify the Intellectual Property so that it becomes non-infringing; or (ii) modify the Services so that the process becomes non-infringing but still complies with the applicable Specifications; or (iii) replace the Product with a substitute Product that complies with the applicable Specifications, or perform the process in a manner that is non-infringing but functionally equivalent; or (iv) obtain for the indemnified Party the right to use the Intellectual Property upon commercially reasonable terms at indemnifying Party’s sole expense. Sanofi-aventis shall have no obligation under this Section or other liability for any infringement or misappropriation claim resulting or alleged to result from: (v) a claim of infringement that relates to a further process not performed by sanofi-aventis, unless the intellectual property rights to such further process are owned or licensed by sanofi-aventis; (vi) use of the Product in combination with any substance or composition not furnished or recommended for use by sanofi-aventis, unless sanofi-aventis is also the licensor of Intellectual Property rights relating to such combination; (vii) any claim arising from any Specification, instruction, information, design or other materials required by CPP of sanofi-aventis under this Agreement, where the Product or Service would not infringe had sanofi-aventis not complied with the direction of CPP.

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13.5         Termination Limitation. Upon termination of this Agreement, CPP shall not be entitled to any termination compensation, consequential damages, indemnity or other payment for goodwill, lost profits, costs of re-establishment or re-placement of the business or any other expenses, or rights relating to the business established by CPP or to termination of this Agreement. CPP recognizes that prices charged by sanofi-aventis to CPP allow CPP to obtain a reasonable return for its entire services and profit on resale, including costs of establishing and maintaining its organization. CPP expressly and completely waives its rights to such indemnity benefits.

13.6         Limitation of Liability. SANOFI-AVENTIS' LIABILITY ARISING OUT OF THIS AGREEMENT, THE TERMINATION THEREOF, AND/OR SALE OF THE PRODUCTS SHALL BE LIMITED [*****]. SANOFI-AVENTIS SHALL NOT BE LIABLE TO CPP OR ANY OTHER PARTY FOR ANY DAMAGES CAUSED BY FAILURE TO MAKE SHIPMENT ON ANY ORDER OR CONTRACT OR FOR DELAY IN DELIVERY OF ANY PRODUCT. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR LOST PROFITS, LOSS OF REVENUE OR ANY OTHER SPECIAL, CONSEQUENTIAL, OR INCIDENTAL DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY ARISING OUT OF THIS AGREEMENT, AND WHETHER OR NOT A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED HEREIN OR IN THE WARRANTY APPLICABLE TO THE PRODUCTS. NOTWITHSTANDING THE FOREGOING, THERE SHALL BE NO LIMIT OF LIABILITY ON DIRECT LOSSES CAUSED TO THE OTHER PARTY FLOWING FROM A DEFAULTING PARTY’S BREACH OF ITS OBLIGATIONS SET OUT IN SECTION 12.1 (CONFIDENTIALITY AGREEMENT) OR ARTICLE 11 (INTELLECTUAL PROPERTY).

13.7         Insurance.

a)	Throughout the Term, and for a period of three (3) years thereafter, each of CPP and sanofi-aventis shall maintain commercial general liability insurance coverage, including clinical trials liability, with minimum limits of $US 5 Million per occurrence and $US 5 Million annual aggregate of all claims;

b)	Upon the First Submission and through the date that is three (3) years after the termination or expiration of this Agreement each of CPP and sanofi-aventis shall maintain product liability insurance coverage, with minimum limits of 10 Million US dollars (Euros in the case of sanofi-aventis) per occurrence and $10 Million US dollars (Euros in the case of sanofi-aventis) annual aggregate of all claims.

13.8         Evidence of Insurance. Each Party agrees to provide the other Party evidence of such coverage upon request. Furthermore, upon request, each Party shall provide the other Party annually with a written evidence of the renewal of said insurance and will provide the other Party with thirty (30) days prior written notice of any cancellation in its coverage.

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13.9         No Limitation. The acceptance by a Party of certificates of insurance providing for other or different coverage than herein required to be furnished, shall in no event be deemed to be a waiver of any provisions of this Agreement. It is further understood that any indemnity granted by a Party under this Agreement shall not be restricted by the limits of, or any failure to maintain, the insurance coverage required under this Agreement.

13.10         Insurers’ Standing. Any insurance policy that is that is obtained in satisfaction of this Section shall be obtained from an insurance carrier with an A.M. Best rating of at least A-VII, or similar standard if not rated by A.M. Best.

13.11         Sanofi-aventis Self Insurance. In lieu of insurance, Sanofi-aventis may self-insure any or a portion of the above required insurance.

ARTICLE 14	MISCELLANEOUS

14.1         Notices. All written notices and other communications between the Parties shall be in writing in the English language and shall be sent by registered mail return receipt requested, by courier service or by telex or facsimile. The hard copy of notices sent by telex or facsimile shall be delivered to the other by one of the aforementioned ways. The addresses of the Parties are as follows:

If to sanofi-aventis:	If to CPP:
sanofi-aventis Canada Inc.	Cancer Prevention Pharmaceuticals, LLC
Attn.: Legal Services	Attn.:Jeff Jacob
2150, boul. Saint-Elzéar Ouest, Laval, Québec, Canada, H7L 4A8	1780 West Sunset Road Tucson, Arizona 85704
Telephone number: (514) 856-8732:	Telephone number: (520) 429-1488
Fax number: (514) 856-3921	Fax number: (520) 296-8736

With a Copy to:
Attn.: Manager, Production Planning
2150, boul. Saint-Elzéar Ouest, Laval, Québec, Canada, H7L 4A8
Telephone number: 514 956-4210
Fax number: (514) 856-3921

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With a Copy to:
Director, Contract Mfg Business Dev.
55C-325A 55 Corporate Drive Bridgewater NJ USA Bridgewater
Telephone: 908 981-5522

All such communications shall be deemed to be effective on the day on which personally serviced, or, if sent by registered mail, on the fourth (4th) day following the date presented to the postal authorities for delivery to the other Party (the cancellation date stamped on the envelope being evidence of the date of such delivery), or if by facsimile, on the facsimile date. Either Party may give to the other written notice of change of address, in which event any communication shall thereafter be given to such Party as above provided at such changed address.

14.2         Notice of Certain Events. Each Party shall promptly notify the other after it becomes aware of any of the following events: alleged infringement of the Trademarks or patents applicable to a Product by any third party; alleged infringement of the trademark, patent or proprietary rights of others in connection with actions taken hereunder; liability claims relating to a Product and any other event that may reasonably be expected to have a material adverse effect upon the sale or distribution of a Product in the Territory.

14.3         Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and assigns. Notwithstanding the foregoing, neither Party hereto shall have the right to assign any of its rights or obligations under this Agreement without the prior written consent of the other Party (not to be unreasonably withheld); provided, however, that either Party may assign this Agreement and its rights and obligations hereunder without the other Party’s consent: (a) in connection with the transfer or sale of all or substantially all of the business of such Party to which this Agreement relates to a third party, whether by merger, sale of stock, sale of assets or otherwise; or (b) to an Affiliate, provided that the assigning Party shall remain liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be void.

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14.4         Governing Law. This Agreement and all related business transactions shall be governed by the substantive laws of the Province of Quebec, Canada. The Parties agree that the United Nations Convention on Contracts for the International Sale of Goods (1980), as amended, is specifically excluded from application to this Agreement.

14.5         Non-Solicitation. In no event shall either Party, during the Term and for a period of twelve (12) months following the expiration or termination of this Agreement, directly or indirectly contact or solicit any employees of the other Party for the purpose of offering employment or otherwise retaining the services of such employee; provided, however, that this provision will not prevent either Party from causing to be placed any general advertisement or similar notice that is not targeted specifically at employees of the other Party.

14.6         Amendments. Except as otherwise expressly provided herein, neither this Agreement nor any provision hereof may be amended or waived except by a writing signed by the Party against whom enforcement of the amendment or waiver is sought.

14.7         Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute a single Agreement.

14.8         Sole Understanding. This Agreement is the sole understanding and agreement of the Parties hereto with respect to the subject matter hereof and supersedes all other such prior agreements and understandings.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

SANOFI-AVENTIS CANADA INC.		CANCER PREVENTION PHARMACEUTICALS, LLC

By:	/s/ Hugh O’Neill	By:	/s/ Jeff Jacob

Name	Hugh O’Neill	Name:	Jeff Jacob

Title:	President and CEO	Title:	CEO, General Manager

Date:	8/19/09	Date:	8/31/09

SANOFI-AVENTIS CANADA INC.

By:	/s/ Axel Risse

Name	Axel Risse

Title:	Vice President, Finance, Administration and Supply Chain

Date:	8/18/09

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SCHEDULE 1.1 PRODUCTS & PRICES

[*****]

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SCHEDULE 2.1 APPROVED INDICATIONS AND TERRITORY

Products covered: Clinical Product, Commercial Product

Approved indications: To be determined

Field: Treatment and/or the prevention of cancer

Territory: United States of America

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SCHEDULE 3.4 MANUFACTURING RELATED SERVICES

Manufacturing Related Services	Cost	Comments
Review all technical formulation, process and testing information provided by CPP and recommend to CPP any modifications intended to improve the Products or facilitate the technology transfer	Included in the Clinical and Placebo Product Price	Should any of the recommended modifications require further research and development, such modifications will be considered in and subject to a separate research and development agreement

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SCHEDULE 1.1ww) SPECIFICATIONS

Clinical Product: To be agreed to by the Parties and included in this Schedule 1.1ww) prior to the commencement of the first engineering Batch.

Placebo Product: To be agreed to by the Parties and included in this Schedule 1.1ww) prior to the commencement of the first engineering Batch.

Commercial Product: To be agreed to by the Parties and included in this Schedule 1.1ww) no later than 180 days prior to the manufacture of the first registration Batch.

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SCHEDULE 2.5 QA AGREEMENT

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SCHEDULE 2.6 OTHER RELATED SERVICES

Service	cost	comments

Optimization Services. Sanofi-aventis will review all technical documentation provided by CPP related to the prior manufacturing of tablets used for clinical purposes.

Sanofi-aventis may make recommendations to the formula and/or process used to improve the Clinical Product and/or make such process suitable for manufacture at the Facility.

	Included in the price of the Clinical Product and the Placebo Product	See Art 11 for IP provisions

Development Services.

Dependent upon the outcome of the technical documentation review mentioned above, sanofi-aventis may or may not recommend that a more comprehensive development activity is required, the nature of which will be agreed between the Parties in a separate research and development agreement,

To be agreed between the Parties in a separate research and development agreement

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Stability Testing. The Parties shall address the stability testing activities in the QA Agreement (Schedule 2.5 of this Agreement)	The cost associated with all stability testing will be included in the Commercial Product price

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schedule 6.1 clinical DEMAND FORECAST

Quarter: Year:
Product/Month	1.	2.	3.	4.	5.	6.	7.	8.	9.	10.	11.	12.
Clinical Product
Placebo Product

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schedule 6.2 commercial DEMAND FORECAST

Quarter: Year:	Firm Zone			Adjustable Zone				Non-Binding Zone
Product/Month	1.	2.	3.	4.	5.	6.	7.	8.	9.	10.	11.	12.
Clinical Product
Placebo Product
Commercial Product
	Non-Binding Zone
Product/Month	13.	14.	15.	16.	17.	18.	19.	20.	21.	22.	23.	24.
Clinical Product
Placebo Product
Commercial Product

Minimum Annual COMMERCIAL Commitment

To be agreed upon by the Parties at the time of the first regulatory submission for the Commercial Product in the Field.

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SCHEDULE 11.1 IP

SANOFI-AVENTIS IP

sanofi-aventis maintains certain proprietary information regarding the manufacture, coating and packaging of solid dose oral formulations.

Improvements: as defined in Section 1.1 f of this Agreement.

Patents

n/a, at this time

Trade-marks

n/a, at this time

Copyright

n/a, at this time

Other

n/a, at this time

CPP IP

Patents

CPP maintains certain use patents for the use of eflornithine tablets in the Field.

CPP to describe by PCT#

Trade-marks

n/a, at this time

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Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

Copyright

n/a, at this time

Other

n/a, at this time

48/49

Portions herein identified by [*****] have been omitted pursuant to a request for confidential treatment under Rule 406 of the Securities Act of 1933, as amended. A complete copy of this document has been filed separately with the Securities and Exchange Commission

SCHEDULE 12.1 CONFIDENTIALITY AGREEMENT

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